Exhibit 10.25

ALBIREO PHARMA, INC.

NONEMPLOYEE DIRECTOR COMPENSATION POLICY

(Adopted January 23, 2017, Last modified December 8, 2017)

The Board of Directors of Albireo Pharma, Inc. (the “Company”) has approved the following Nonemployee Director Compensation Policy (this “Policy”) to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.  The Policy establishes compensation to be paid to nonemployee directors of the Company.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate (each, an “Outside Director”). “Affiliate” shall mean an entity which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Compensation

A.Equity Grants

1.Annual Stock Option Grants

Each Outside Director shall be granted, automatically and without any action on the part of the Board of Directors, under the Company’s 2016 Equity Incentive Plan or a successor plan (the “Equity Plan”), a nonqualified stock option to purchase 5,500 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), each year on the fifth (5th) business day after the Company’s annual meeting of stockholders (the “Annual Stock Options”); provided, however, that if there has been no annual meeting of stockholders held by the first business day of the third fiscal quarter, each Outside Director shall be granted, automatically and without any action on the part of the Board of Directors, such Annual Stock Option on the first business day of the third fiscal quarter of such year.

2.Initial Stock Option Grants for Newly Appointed or Elected Directors

Each new Outside Director shall be granted, automatically and without any action on the part of the Board of Directors, under the Equity Plan, a nonqualified stock option to purchase 11,000 shares of Common Stock on the date that the Outside Director is first appointed or elected to the Board of Directors (the “Initial Stock Options” and, together with the Annual Stock Options, the “Outside Director Stock Options”).

3.Terms of Outside Director Stock Options

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, each Outside Director Stock Option shall: (i) vest, in the case of (A) an Annual Stock Option, on the earlier of (a) one year from the date of the grant or (b) the day prior to the annual meeting for the next fiscal year that begins following the date of grant, subject to the Outside Director’s continued service on the Board of Directors on the vesting date, and (B) an Initial Stock Option, in equal annual installments over three years from the date of grant; provided that each Initial Stock Option shall in any case be fully vested on the day prior to the annual meeting for the third fiscal year that begins following the date of grant, subject to the Outside Director’s continued service on the Board of Directors on the applicable vesting dates; (ii) terminate 10 years from the date of grant, (iii) become fully vested immediately prior to a Change of Control (as defined in the Equity Plan, as amended from time to time), and (iv) be granted under the Company’s standard form of agreement unless on or prior to the date of grant the Board of Directors or the Compensation Committee shall determine that other terms or conditions shall be applicable.

B.Cash Fees

1.Annual Cash Fees

The following annual cash fees shall be paid to the Outside Directors serving on the Board of Directors and the Audit Committee, Compensation Committee and Nominating and Governance Committee, as applicable.

Board of Directors or Committee of Board of Directors	Annual Retainer Amount for Chair	Annual Retainer Amount for Other Members
Board of Directors	$60,000	$35,000
Audit Committee	$15,000	$7,500
Compensation Committee	$15,000	$7,500
Nominating and Governance Committee	$7,500	$3,750

2.Payment Terms for All Cash Fees

Cash fees payable to Outside Directors shall be paid quarterly in arrears as soon as practicable following the last business day of each fiscal quarter.

Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation prorated during the first fiscal quarter in which he or she was initially appointed or elected for the number of days during which he or she provides service. If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a prorated basis through his or her last day of service that shall be paid as soon as practicable following the last business day of the fiscal quarter.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors. Each Outside Director shall abide by the Company’s travel and other expense policies applicable to Company personnel.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.

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